CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 4, 2002, relating to the financial statements and financial highlights which appears in the October 31, 2002 Annual Report to Shareholders of Strong Advantage Fund, Inc. (comprised of the Strong Ultra Short-Term Income Fund series), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


PricewaterhouseCoopers LLP

/s/ PRICEWATERHOUSECOOPERS LLP

Milwaukee, Wisconsin
February 24, 2003